JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS FIRST-QUARTER 2020 NET INCOME OF $2.9 BILLION, OR $0.78 PER SHARE

FIRST-QUARTER 2020 RESULTS1

ROE 4% ROTCE[2] 5%	CET1 Capital Ratios[3] Std. 11.5%; Adv. 12.3%	Net payout LTM[4,5] 124%

Firmwide Metrics	■	Reported revenue of $28.3 billion; managed revenue of $29.1 billion[2]
	■	Credit costs of $8.3 billion, including reserve builds of $6.8 billion
	■	End-of-period (EOP) loans up 6%, or up 9% excluding the impact of loan sales in Home Lending
	■	EOP deposits up 23%

CCB ROE 1%	■	EOP loans down 7%; Home Lending loans down 15% impacted by loan sales; credit card loans up 2%
	■	EOP deposits up 10%; client investment assets up 3%; credit card sales volume[6] up 4%
	■	Credit costs of $5.8 billion, including reserve builds of $4.5 billion

CIB ROE 9%	■	#1 ranking for Global Investment Banking fees with 9.1% wallet share in 1Q20
	■	Total Markets revenue of $7.2 billion, up 32%
	■	EOP loans up 30%; deposits up 37%
	■	Credit costs of $1.4 billion, including reserve builds of $1.3 billion

CB ROE 2%	■	Gross Investment Banking revenue of $686 million, down 16%
	■	EOP loans up 14%; deposits up 39%
	■	Credit costs of $1.0 billion, including reserve builds of ~$900 million

AWM ROE 25%	■	Assets under management (AUM) of $2.2 trillion, up 7%
	■	EOP loans up 16%; deposits up 18%
	■	Credit costs of $94 million driven by reserve builds

Jamie Dimon, Chairman and CEO, commented: “My heart goes out to the communities and individuals, including healthcare workers and first responders, most deeply hit by the COVID-19 crisis. Throughout our history, JPMorgan Chase has built its reputation on being there for clients, customers and communities in the most critical times. This unprecedented environment is no different. We will do everything in our power to help the world recover from this global crisis.”

Dimon added: “The company entered this crisis in a position of strength, and we remain well capitalized and highly liquid - with a CET1 ratio of 11.5% and total liquidity resources of over $1 trillion. And JPMorgan Chase performed well in what was a very tough and unique operating environment - growing deposits in every line of business and providing loans as we extended credit and served as a port in the storm for our clients and customers. In the first quarter, the underlying results of the company were extremely good, however given the likelihood of a fairly severe recession, it was necessary to build credit reserves of $6.8B, resulting in total credit costs of $8.3B for the quarter.”

Dimon commented on the results: “The first quarter delivered some unprecedented challenges and required us to focus on what we as a bank could do - outside of our ordinary course of business - to remain strong, resilient and well-positioned to support all of our stakeholders. In Consumer & Community Banking, we have remained focused on meeting our customers’ needs. Approximately three quarters of our 5,000 branches have been open - all with heightened safety procedures and many with drive-through options - and the vast majority of our over 16,000 ATMs remain open. In March alone, we opened half a million new accounts for our card customers and extended over $6 billion of new and increased credit lines, and we were active in Home Lending and Auto. We lent over $500 million to small businesses in the month and we’re now actively supporting the SBA’s Paycheck Protection Program. For the quarter, we continued to see flows into both client investment assets and deposits.”

Dimon continued: “We continued to support our wholesale clients throughout this challenging period, as they drew over $50 billion on their existing lines. We also provided over $25 billion of new credit extensions in March for companies most impacted by the crisis and helped our clients execute record Investment Grade bond issuances this quarter. In Commercial Banking, we partnered closely with clients on their liquidity needs, increasing loans $25 billion and deposits $40 billion in the quarter. The Corporate & Investment Bank turned in another solid quarter with record Markets revenue, as we helped clients navigate extremely tough and volatile market conditions, and we maintained our #1 rank in Global IB fees as clients turned to us for financing and advice. And in Asset & Wealth Management, we saw strong growth in both loans and deposits, we took in $75 billion in liquidity flows, and more importantly we proactively reached out and helped clients manage their risk. In addition, JPMorgan Chase made a $50 million commitment to help address the immediate humanitarian crisis, as well as the long-term economic challenges that the most vulnerable people face. And the firm announced a $150 million loan program to help community partners get capital to underserved small businesses and nonprofits, particularly in the hardest hit communities.”

Dimon concluded: “I want to thank our more than 250,000 employees for remaining steadfast in helping our clients, customers, communities and governments and continuing to operate with the highest standards every day. I’m proud of the extraordinary effort by our call center employees, traders, bankers, portfolio managers, technology and operations teams across the globe. I also want to thank Daniel Pinto, Gordon Smith, our Operating Committee and our senior leaders for the exceptional leadership they have shown under the most difficult of circumstances. Finally, the countries and citizens of the global community will get through this unprecedented situation, undoubtedly stronger for it. Together, we will rise to the challenge.”

SIGNIFICANT ITEMS

■	1Q20 results included:

■	$6.8 billion of reserve builds Firmwide, largely as a result of COVID-19 ($1.66 decrease in earnings per share (EPS))

■	$951 million of losses within Credit Adjustments & Other in CIB related to funding spread widening on derivatives ($0.23 decrease in EPS)

■	$896 million of firmwide bridge book[7] markdowns ($0.22 decrease in EPS)
OPERATING LEVERAGE

■	1Q20 reported expense of $16.9 billion; reported overhead ratio of 60%; managed overhead ratio[2] of 58%
CAPITAL DISTRIBUTED

■	Common dividend of $0.90 per share

■	$6.0 billion of net repurchases[5] in 1Q20 through March 15; announced suspension of repurchases through 2Q20[8]

FORTRESS PRINCIPLES

■	Book value per share of $75.88, up 6%; tangible book value per share[2] of $60.71, up 5%

■	Basel III common equity Tier 1 capital[3] of $184 billion and Standardized ratio[3] of 11.5%; Advanced ratio[3] of 12.3%

■	Firm supplementary leverage ratio of 6.0%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$638 billion of credit and capital[9] raised in 1Q20

■	$63 billion of credit for consumers

■	$8 billion of credit for U.S. small businesses

■	$213 billion of credit for corporations

■	$334 billion of capital raised for corporate clients and non-U.S. government entities

■	$20 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-2479
[1]Percentage comparisons noted in the bullet points are for the first quarter of 2020 versus the prior-year first quarter, unless otherwise specified. [2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
[3]Includes CECL capital transition provisions, see page 7.
 For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2020 versus the prior-year first quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $28.3 billion, $28.3 billion, and $29.1 billion for the first quarter of 2020, fourth quarter of 2019, and first quarter of 2019, respectively.

Results for JPM				4Q19		1Q19
($ millions, except per share data)	1Q20	4Q19	1Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$29,069	$29,211	$29,851	$(142)	—	$(782)	(3)%
Noninterest expense	16,850	16,339	16,395	511	3	455	3
Provision for credit losses	8,285	1,427	1,495	6,858	481	6,790	454
Net income	$2,865	$8,520	$9,179	$(5,655)	(66)%	$(6,314)	(69)%
Earnings per share	$0.78	$2.57	$2.65	$(1.79)	(70)%	$(1.87)	(71)%
Return on common equity	4%	14%	16%
Return on tangible common equity	5	17	19
Discussion of Results:
Net income was $2.9 billion, down 69%, predominantly driven by reserve builds across the firm.
Net revenue was $29.1 billion, down 3%. Net interest income was $14.5 billion, flat versus the prior-year, with the impact of lower rates offset by balance sheet growth and mix as well as higher net interest income in CIB Markets. Noninterest revenue was $14.5 billion, down 5%. This reduction in revenue included a $951 million loss in Credit Adjustments & Other in CIB predominantly driven by funding spread widening on derivatives and $896 million of markdowns on held-for-sale positions in the bridge book7, that were largely offset by higher CIB Markets noninterest revenue.
Noninterest expense was $16.9 billion, up 3%, driven by higher volume- and revenue-related expense and investments, as well as higher legal expense, partially offset by lower structural expense.
The provision for credit losses was $8.3 billion, up $6.8 billion from the prior year driven by reserve builds which reflect deterioration in the macro-economic environment as a result of the impact of COVID-19 and continued pressure on oil prices. The Consumer reserve build was $4.4 billion, predominantly in Card, and the Wholesale reserve build was $2.4 billion across multiple sectors, with the largest impacts in the Oil & Gas, Real Estate, and Consumer & Retail industries.

JPMorgan Chase & Co.
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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q19		1Q19
($ millions)	1Q20	4Q19	1Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,171	$13,795	$13,490	$(624)	(5)%	$(319)	(2)%
Consumer & Business Banking	6,091	6,537	6,661	(446)	(7)	(570)	(9)
Home Lending	1,161	1,250	1,346	(89)	(7)	(185)	(14)
Card & Auto	5,919	6,008	5,483	(89)	(1)	436	8
Noninterest expense	7,161	7,011	6,970	150	2	191	3
Provision for credit losses	5,772	1,207	1,314	4,565	378	4,458	339
Net income	$191	$4,214	$3,947	$(4,023)	(95)%	$(3,756)	(95)%
Discussion of Results10:
Net income was $191 million, down 95%, predominantly driven by reserve builds. Net revenue was $13.2 billion, down 2%.
Consumer & Business Banking net revenue was $6.1 billion, down 9%, driven by the impact of deposit margin compression, partially offset by growth in deposit balances. Home Lending net revenue was $1.2 billion, down 14%, driven by lower net servicing revenue and lower net interest income on lower balances, partially offset by higher net production revenue. Card & Auto net revenue was $5.9 billion, up 8%, driven by higher Card net interest income on loan growth and margin expansion.
Noninterest expense was $7.2 billion, up 3%, driven by higher volume- and revenue-related expense and investments, partially offset by lower structural expense.
The provision for credit losses was $5.8 billion, up $4.5 billion from the prior year driven by reserve builds, predominantly in Card. Net charge-offs were $1.3 billion, flat versus the prior year and in-line with expectations for the quarter.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q19		1Q19
($ millions)	1Q20	4Q19	1Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$9,948	$9,647	$10,034	$301	3%	$(86)	(1)%
Banking	2,595	3,506	3,418	(911)	(26)	(823)	(24)
Markets & Securities Services	7,353	6,141	6,616	1,212	20	737	11
Noninterest expense	5,896	5,392	5,629	504	9	267	5
Provision for credit losses	1,401	98	87	1,303	NM	1,314	NM
Net income	$1,988	$2,938	$3,260	$(950)	(32)%	$(1,272)	(39)%
Discussion of Results10:
Net income was $2.0 billion, down 39%, predominantly driven by reserve builds. Net revenue was $9.9 billion, down 1%.
Banking revenue was $2.6 billion, down 24%. Investment Banking revenue was $886 million, down 49%, predominantly driven by $820 million of markdowns on held-for-sale positions in the bridge book7, partially offset by higher Investment Banking fees, up 3%. Higher debt and equity underwriting fees were largely offset by lower advisory fees. Wholesale Payments revenue was $1.4 billion, down 4%, driven by a reporting re-classification in Merchant Services. Deposit margin compression was offset by balance and fee growth. Lending revenue was $350 million, up 36%, predominantly driven by mark-to-market gains on hedges of accrual loans.
Markets & Securities Services revenue was $7.4 billion, up 11%. Markets revenue was $7.2 billion, up 32%. Fixed Income Markets revenue was $5.0 billion, up 34%, driven by strong client activity, particularly in Rates and Currencies & Emerging Markets. Equity Markets revenue was $2.2 billion, up 28%, predominantly driven by higher revenue in derivatives. Securities Services revenue was $1.1 billion, up 6%, predominantly driven by balance and fee growth partially offset by deposit margin compression. Credit Adjustments & Other was a loss of $951 million predominantly driven by funding spread widening on derivatives.
Noninterest expense was $5.9 billion, up 5%, driven by higher legal expense, as well as higher volume- and revenue-related expense and investments, partially offset by lower structural expense.
The provision for credit losses was $1.4 billion, predominantly driven by reserve builds from the impact of COVID-19 across multiple sectors and continued pressure on oil prices, with the largest impacts in the Oil & Gas and Consumer & Retail industries.

COMMERCIAL BANKING (CB)

Results for CB				4Q19		1Q19
($ millions)	1Q20	4Q19	1Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,178	$2,297	$2,413	$(119)	(5)%	$(235)	(10)%
Noninterest expense	988	943	938	45	5	50	5
Provision for credit losses	1,010	110	90	900	NM	920	NM
Net income	$147	$944	$1,060	$(797)	(84)%	$(913)	(86)%
Discussion of Results10:
Net income was $147 million, down 86%, predominantly driven by reserve builds.
Net revenue was $2.2 billion, down 10%, driven by lower deposit margin and markdowns on held-for-sale positions in the bridge book7, partially offset by higher deposit balances.
Noninterest expense was $988 million, up 5%, predominantly driven by investments.
The provision for credit losses was $1.0 billion, predominantly driven by reserve builds from the impact of COVID-19 across multiple sectors and continued pressure on oil prices, with the largest impacts in the Oil & Gas, Real Estate, and Consumer & Retail industries. Net charge-offs were $100 million largely driven by Oil & Gas, up $89 million versus the prior year.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q19		1Q19
($ millions)	1Q20	4Q19	1Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,606	$3,700	$3,489	$(94)	(3)%	$117	3%
Noninterest expense	2,659	2,650	2,647	9	—	12	—
Provision for credit losses	94	13	2	81	NM	92	NM
Net income	$664	$785	$661	$(121)	(15)%	$3	—
Discussion of Results:
Net income was $664 million, flat versus the prior year.
Net revenue was $3.6 billion, up 3%, largely driven by higher management fees on higher average market levels and net inflows over the past year, as well as increased brokerage activity, largely offset by lower investment valuations.
Noninterest expense was $2.7 billion, flat versus the prior year, as higher investments and volume- and revenue-related expense were predominantly offset by lower structural expense.
The provision for credit losses was $94 million, driven by reserve builds from the impact of COVID-19, as well as loan growth.
Assets under management were $2.2 trillion, up 7%, driven by cumulative net inflows, partially offset by the impact of lower market levels at the end of the quarter.

CORPORATE

Results for Corporate				4Q19		1Q19
($ millions)	1Q20	4Q19	1Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$166	$(228)	$425	$394	NM	$(259)	(61)%
Noninterest expense	146	343	211	(197)	(57)	(65)	(31)
Provision for credit losses	8	(1)	2	9	NM	6	300
Net income/(loss)	$(125)	$(361)	$251	$236	65%	$(376)	NM
Discussion of Results:
Net loss was $125 million, compared with a net income of $251 million in the prior year.
Net revenue was $166 million and included $233 million of net investment securities gains. Net revenue was down $259 million, driven by lower net interest income on lower rates, partially offset by higher net investment securities gains.
Noninterest expense was $146 million down $65 million.

JPMorgan Chase & Co.
News Release

2. Notes on non-GAAP financial measures:

a.
The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with other companies’ U.S. GAAP financial statements. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $75.88, $75.98 and $71.78 at March 31, 2020, December 31, 2019, and March 31, 2019, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

JPMorgan Chase & Co.
News Release

Additional notes:

3.
Estimated. As of March 31, 2020, the capital measures reflect the revised CECL capital transition provisions and the removal of assets purchased pursuant to a non-recourse loan provided under the Money Market Liquidity Facility (“MMLF”), as provided by the U.S. banking agencies. Refer to page 29 of the Earnings Release Financial Supplement for further information on the revised CECL capital transition provisions and Capital Risk Management on pages 85-92 of the Firm’s 2019 Form 10-K for additional information on these capital measures.

4.	Last twelve months (“LTM”).

5.	Net of stock issued to employees.

6.	Excludes Commercial Card.

7.	The bridge book consists of certain held-for-sale positions, including unfunded commitments, in CIB and CB.

8.	On March 15, 2020, in response to the COVID-19 pandemic, the Firm temporarily suspended share repurchases through the second quarter of 2020.

9.
Credit provided to clients represents new and renewed credit, including loans and commitments. Credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card & Auto; and Commercial Banking. Credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

10.
In the first quarter of 2020, to complete the realignment of the Firm’s wholesale payment businesses the Firm established a Wholesale Payments business unit within CIB. The Wholesale Payments business comprises Treasury Services and Merchant Services across CIB, CCB and CB as well as CIB Trade Finance that was previously reported in Lending in CIB. As a result the assets, liabilities and headcount associated with the Merchant Services business were realigned to CIB from CCB. In conjunction with this realignment the revenue and expenses of the Merchant Services business will be reported across CCB, CIB and CB based primarily on client relationship. Prior periods have been revised to reflect this realignment and revised allocation methodology.  Refer to page 30 of the Earnings Release Financial Supplement for further information.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.1 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 14, 2020, at 8:30 a.m. (Eastern) to present first quarter 2020 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants . Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on April 14, 2020, through midnight, April 28, 2020, by telephone at (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 2438738. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.